Exhibit 99.2

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Corporate Communications 404-715-2554

Delta Issues Statement on Pilot Early Retirement Agreement

ATLANTA, Sept. 28, 2004 – Delta Air Lines (NYSE: DAL) issues the following statement on the pilot early retirement agreement announced by the Delta unit of the Airline Pilots Association (ALPA) today:

“Today’s ratification of the pilot early retirement agreement is a positive example of what we can do when we work together to find mutually acceptable solutions to our problems.  But it is also a stark reminder of the severity of our financial situation.

The same sense of urgency and spirit of cooperation needs to be applied now to reach agreement on the $1 billion in permanent, annual cost-savings Delta needs from its pilot group. These pilot savings are part of a comprehensive cost reduction program, which includes contributions from all of our employees, key stakeholders and anticipated benefits from our Transformation Plan and Profit Improvement Initiatives.

We still have the opportunity to transform ourselves together, on our own and in our own way, but time is running out. If all of these elements are not in place in a matter of weeks, we will have to restructure through the courts, which we continue to believe is in no-one’s best interest.”

Statements in this news release that are not historical facts, including statements regarding Delta’s estimates, beliefs, expectations, intentions, strategies or projections, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, beliefs, expectations, intentions, strategies and projections reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of terrorist attacks, restructurings by competitors, competitive conditions in the airline industry, the cost of aircraft fuel, the outcome of negotiations on collective bargaining agreements, pilot early retirements and other labor issues and our ability to reduce operating expenses. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-Q for the quarter ended June 30, 2004, filed with the Commission on August 9, 2004. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of September 28, 2004, and which Delta has no current intention to update.

# # #

0904/312-JK
PilotEarlyRetirement